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From: Jack Messman
Sent: Wednesday, March 28, 2001 6:02 PM
To: All-Staff
Subject: Can Cambridge Remain Technology Agnostic?

I believe there are numerous benefits associated with the Novell/Cambridge merger -- for our shareholders, employees, and clients. And moving forward more will become apparent. Understandably, there are also questions about the new relationship that need to be addressed.

One of the most commonly asked questions is: "What happens to the Cambridge name?" The answer is: Cambridge will remain in name and function as it is today, the only difference being that it will be a wholly-owned subsidiary of Novell.

The second most frequently asked question is: "Can Cambridge remain technology agnostic?" with respect to the software we recommend to our clients. The answer to the question is an emphatic "Yes -- we must remain agnostic in order to preserve the value we bring to our clients."

However, the term agnostic must be considered within the context and environment in which we operate because there are many changes taking place in our industry that impact the definition of agnostic. The meaning of agnostic has become a relative term due in part to the following issues:

Convergence of Products and Services Into Solutions

The IT world has become quite complex, so much so that clients are focused on solutions and not the underlying products and services. It is the solution that creates the return on investment, not the enabling products and services that are used to create the solution. As a result of the focus on solutions, many leading software and hardware companies are buying service companies or are focused on growing their services business internally. We all know that IBM has migrated to a service model with its IBM Global Services division. Cisco made a major investment in KPMG. Microsoft and Accenture created a joint venture called Avenade, which they expect will ultimately have 3,000 consultants. HP tried unsuccessfully to acquire PWC. In the context of what is happening in the marketplace, Novell's acquisition of Cambridge is consistent. Customers have come to understand this trend and accept it.

Best of Breed

Novell products such as eDirectory, DirXML, iChain and ICS have been benchmarked versus competitive products, and determined to be best of breed. We will share
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these benchmark test results with you soon. Many features in Novell's products are not available in competitive products. As long as the solutions we recommend contain Novell products that are best of breed or contain features not available elsewhere, we remain agnostic and best serve our customers.

Commissions on Product Sales
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Several Cambridge competitors receive commissions on software and hardware products included in solutions they recommend. The list of competitors who follow this practice ranges from the very largest to those among our peer group. Yet, this practice has not led to criticism by clients or our own employees that these competitors are not agnostic. Nonetheless, Cambridge does not accept such commissions.

Alliances

Cambridge and most other internet consulting firms have entered into alliances with the leading software vendors. By definition, such alliances mean the consulting firm is less agnostic with regard to that vendor's software but has made a business decision that such alliances are in its best business interests. While such alliances allow closer technical collaboration, they also often involve the transfer of marketing funds and other fees both ways between the parties. It is an accepted practice that consulting firms recommend their alliance partners and vice versa. The consensus is that clients do not believe this practice makes consulting firms less independent or less agnostic.

Conflicts of Interest

We must always make our clients aware of potential conflicts so they can factor that into their decision making process. In this era of convergence of products and services, conflicts of interest will arise. It is not the existence of conflicts of interest that determine one's independence, but how the conflicts are handled. Disclosure to the client is the best practice.

The management and Board of Novell fully understand the importance of this issue. As the next CEO of Novell, I obviously understand the issue. Good managers can make the Novell/Cambridge model work such that clients see Cambridge as agnostic. In the final analysis, our deeds and actions will dictate how our clients view us. Since we are in charge of our deeds, actions, and words, it is we who will determine whether we are truly agnostic.

Over the next several weeks we will begin discussing a solutions framework that takes our relationship with Novell into account. This framework will allow you to better understand the applicability of Novell's current products to the solutions we offer, and you will begin to see more clearly the potential we have in working closely with Novell to develop next generation eSolutions that differentiate Cambridge from our competition.




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Novell, Inc. ("Novell") and Cambridge Technology Partners (Massachusetts), Inc.
("Cambridge") will file a joint proxy statement/prospectus with the Securities and Exchange Commission on the Form S-4 Registration Statement. THE JOINT PROXY STATEMENT/PROSPECTUS WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE MERGER. The joint proxy statement/prospectus will be made available to all shareholders of Cambridge and Novell, at no expense to them. The joint proxy statement/prospectus will also be available for free at the Commission's website at www.sec.gov.[less than]?xml:namespace prefix = o ns = "urn:schemas-microsoft-com:office:office" /[greater than]

Information regarding the participants in the solicitation and a description of their direct or indirect interest, by security holdings or otherwise, is contained in the joint press release filed by Novell, Inc. with the SEC under Rule 425 on March 12, 2001.